Exhibit 99.1
NEWS RELEASE

Media Contact: Edward L. Dandridge Marsh & McLennan Companies +1 212 345 9751 ed.dandridge@mmc.com	Investor Contact: Keith Walsh Marsh & McLennan Companies +1 212 345 0057 keith.walsh@mmc.com

MARSH & McLENNAN COMPANIES NAMES MARK McGIVNEY
CHIEF FINANCIAL OFFICER

NEW YORK, September 17, 2015 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today announced the appointment of Mark McGivney as Chief Financial Officer, effective January 1, 2016. Mr. McGivney will report to Marsh & McLennan Companies’ President & CEO Dan Glaser and join the Company’s Executive Committee.

"Mark’s demonstrated leadership and track record in key financial management roles make him ideally suited for his new responsibilities," said Mr. Glaser. "Mark most recently served as SVP of Corporate Finance for Marsh & McLennan, and previously as CFO and COO of Mercer, from 2011 to 2014, and CFO of Marsh, from 2007 to 2011."

"I am excited about serving in this new role at Marsh & McLennan," said Mr. McGivney. "Since 2007, I have truly appreciated the opportunity to be part of this great Company, and I look forward to continuing to work with our talented team around the world to grow our businesses and deliver value for clients and our shareholders."

In this role, Mr. McGivney succeeds J. Michael Bischoff, who is retiring after having served as Chief Financial Officer since September 2012. Mr. Bischoff joined the Company in 1982 and held a number of senior financial management positions before being named interim CFO in March 2012. Mr. Bischoff is expected to serve as a part-time Senior Advisor to the Company through the first quarter of 2016.

"On behalf of Marsh & McLennan Companies, I would like to thank Mike for his extraordinary professionalism, commitment and dedication to our Company for more than three decades," said Mr. Glaser. "We will honor his legacy and many contributions by continuing to deliver on our commitments to create shareholder value and grow our Company as we work with clients to address the biggest challenges of the day."

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About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in talent, health, retirement and investment consulting; and Oliver Wyman is a leader in management consulting. With annual revenue of $13 billion and 57,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information and follow us on LinkedIn and Twitter @MMC_Global.

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